EXHIBIT d.2

                                    AMENDMENT
                             TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

                                    AMENDMENT
                             TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

         THIS AMENDMENT effective as of the 8th day of June, 2006 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002 (the "Agreement") by and between Phoenix Opportunities Trust (formerly known as Phoenix-Seneca Funds), a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1. All references to the state of domicile of Phoenix Investment Counsel, Inc. shall hereafter refer to the Commonwealth of Massachusetts.

2. The name of the Trust Phoenix-Seneca Funds has been changed to Phoenix Opportunities Trust.

3. The name of the series Phoenix-Seneca Bond Fund has been changed to Phoenix Bond Fund.

4. The name of the series Phoenix-Seneca Mid-Cap "EDGE"(sm) Fund has been changed to Phoenix Earnings Driven Growth Fund.

5. All references to the series Phoenix-Seneca Real Estate Securities Fund are hereby deleted.

6. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto substituted in its place.

7. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

8. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

                                           PHOENIX INVESTMENT COUNSEL, INC.


                                           By:  /s/ John H. Beers
                                                --------------------------------
                                           Name:  John H. Beers
                                           Title: Vice President and Clerk


                                           PHOENIX OPPORTUNITIES TRUST


                                           By:  /s/ Francis G. Waltman
                                                --------------------------------
                                           Name:  Francis G. Waltman
                                           Title: Senior Vice President


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
                                       SCHEDULE A
                                       ----------

                 SERIES                                                    INVESTMENT ADVISORY FEE
                 ------                                                    -----------------------

Phoenix Bond Fund                                                                    0.50%
Phoenix Earnings Driven Growth Fund                                                  0.80%

                                                              $1st Billion        $1 + Billion        $2+ Billion
                                                                                   through $2
                                                                                     Billion

Phoenix Growth Opportunities Fund                                0.75%                0.70%              0.65%

The parties to this Agreement hereby acknowledge the following fund name changes: Phoenix Bond Fund (f/k/a Phoenix-Seneca Bond Fund) and Phoenix Earnings Driven Growth Fund (f/k/a Phoenix-Seneca Mid-Cap "EDGE"(sm) Fund).